UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 30, 2009

TRANSATLANTIC PETROLEUM CORP.

(Exact name of registrant as specified in its charter)

Alberta, Canada	000-31643	None
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Suite 1840, 444 – 5th Ave., SW Calgary, Alberta, Canada	T2P 2T8
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (403) 262-8556

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Written Agreement.

On May 30, 2009, TransAtlantic Petroleum Corp. (the “Company”) entered into the Fifth Amendment to Credit Agreement (the “Amendment”), with Dalea Partners, LP (“Dalea”), effective as of May 30, 2009, which amends that certain Credit Agreement, dated as of November 28, 2008, as amended (the “Credit Agreement”). N. Malone Mitchell, 3rd, chairman of the board of directors of the Company, and his wife own 100% of Dalea. Mr. Mitchell is also a partner of Dalea and a manager of Dalea Management, LLC, the general partner of Dalea.

As previously reported, pursuant to the Credit Agreement, until May 30, 2009, the Company may request advances from Dalea of (i) up to US$62.0 million for the sole purpose of funding the all cash takeover offer for all of the outstanding shares of Incremental Petroleum Limited, plus related transaction costs and expenses, and (ii) up to US$14.0 million for general corporate purposes.

The Amendment extends the final date upon which funds would be made available under the Credit Agreement from May 30, 2009 to June 30, 2009.

The foregoing description of the Amendment is qualified in its entirety by reference to the Amendment, which is filed herewith as Exhibit 10.1 and is incorporated herein by reference.

As of May 30, 2009, the Company had borrowed US$61.8 million from Dalea pursuant to the Credit Agreement to fund the Incremental transaction and US$2.8 million pursuant to the Credit Agreement for general corporate purposes.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

10.1	Fifth Amendment to Credit Agreement, dated May 30, 2009, by and between Dalea Partners, LP and TransAtlantic Petroleum Corp.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 1, 2009

TRANSATLANTIC PETROLEUM CORP.

By:	/s/ Jeffrey S. Mecom
Jeffrey S. Mecom
Vice President and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description
10.1	Fifth Amendment to Credit Agreement, dated May 30, 2009, by and between Dalea Partners, LP and TransAtlantic Petroleum Corp.

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